Exhibit 10.26

Richard H. Anderson
Chief Executive Officer
February 2, 2012

Mr. Richard B. Hirst
Senior Vice President & General Counsel
Delta Air Lines, Inc.
World Headquarters
Atlanta, Georgia 30320

Dear Ben:

This letter will further confirm and memorialize your agreement with Delta Air Lines, Inc. (“Delta”) that Delta will provide you with certain post retirement medical and dental benefits to address the post retirement medical and dental benefits you would otherwise be entitled to receive under Section 3.2 of the Management Compensation Agreement dated April 14, 2008 (“MCA”) that you entered into with Northwest Airlines, Inc. (“Northwest”) prior to Delta's acquisition of Northwest.

With respect to post retirement medical and dental benefits, the MCA generally provided that following your termination of employment with Northwest and thereafter during your lifetime, you, your spouse and your eligible dependents would be entitled to participate in the group medical and dental plans generally applicable to salaried employees. Any such coverage would be subject to Medicare or any other government insurance program in which you are eligible to participate, and is also secondary to any coverage provided by your subsequent employer, if any.

As we have discussed, Delta cannot provide these benefits for you through a tax favored employer sponsored health benefit plan. However, even though you cannot participate in the Delta plans after you retire, during your lifetime, (and subject to the last sentence of the immediately preceding paragraph) your spouse and any eligible dependents will remain eligible under the terms of the Delta plan in place from year to year until your spouse is eligible for Medicare, or any other dependents reach the maximum age of coverage for dependents.

In order to provide the general level of post retirement medical benefits contemplated under the MCA, we have agreed that, upon your retirement, resignation or termination from Delta and so long as any subsequent employer or spouse's employer does not provide you with medical benefit coverage, Delta, at its cost, will for your lifetime provide you and, once she is eligible for Medicare, your spouse, with either a (i) Medicare Supplemental Policy with Part D coverage, or (ii) a Medicare Advantage Plan with Part D coverage, (either of which, the “Policy”). The Company will select the Policy and Policy provider; however you may direct the Company to use a different insurer and specific policy if you wish. In addition to providing the Policy, the Company will reimburse you for any cost that would otherwise be covered by the medical plan in effect for you as of the date of this letter, i.e. the current plan for active employees, (the “Medical Plan”) a summary of which is attached as Exhibit A, that is not covered by the Policy, at the amount of such benefit as it would have been provided under the Medical Plan. This reimbursement would include, for example, the cost of receiving services from a non Medicare provider, provided such costs would otherwise be covered under the Medical Plan. The Company will also reimburse you for the cost of any applicable Medicare Part B or D premiums. Post retirement dental coverage will be reasonably provided through an individual policy on terms consistent with the current Delta dental benefit provide to employees as of the date of this agreement, a summary of which benefits is attached as Exhibit B.

Richard B. Hirst

February 2, 2012

Any reimbursement hereunder will (i) not affect the expenses eligible for reimbursement in any other tax year; (ii) be made on or before the last day of your tax year following the tax year in which the expense was incurred; and (iii) not be subject to liquidation or exchange for another benefit. Consistent with the terms of the MCA, the post retirement medical and dental coverage will cease upon your death. You will be responsible for all applicable state, local and federal taxes on this medical and dental coverage.

If any change in either the law regarding health benefits or the form or way in which Delta provides such benefits materially impacts the future benefits contemplated by this letter, Delta will reasonably provide medical and dental benefits equivalent to those described above. Please indicate your agreement with the provisions of this letter by signing in the space indicated below and returning a signed copy to me.

Sincerely,

/s/ Richard H. Anderson
Richard H. Anderson

/s/ Richard B. Hirst
Richard B. Hirst

February 2, 2012
Date

Exhibit A
Diamond HSA Medical Option Overview
Services and supplies eligible for coverage must be provided for the purpose of preventing, diagnosing or treating a sickness, injury, disease or symptom, and meet certain established criteria. If eligible for Medicare, Medicare is primary and the medical option described here is secondary. This means that this option pays the difference between what this option would have paid had it been primary (after deductible and out-of-pocket maximums are met) and the amount Medicare pays.

2012 Diamond HSA Medical Option
	Network	Non-Network
Annual Deductible
Employee Only	$2,300	$4,600
Employee & Spouse (Individual/Family)	$2,300/$3,500	$4,600/$7,000
Employee & Child(ren) (Individual/Family)	$2,300/$3,500	$4,600/$7,000
Family (Individual/Family)	$2,300/$4,500	$4,600/$9,000
Coinsurance (% paid by plan)	Plan pays 90% after Deductible
Plan pays 60% of 140% of Medicare Reimbursement Rate after Deductible (Maximum Non-Network Reimbursement Program (MNRP) rate (also called the Medicare Reimbursement Rate). A Medicare-allowable charge is what the federal Medicare program would allow as a covered expense).

Annual Coinsurance Maximum (Includes Behavioral Health/Substance Abuse and Prescription Drug Benefits; Excludes the Deductible)
Employee Only	$500	$4,600
Employee & Spouse (Individual/Family)	$500/$1,000	$4,600/$7,000
Employee & Child(ren) (Individual/Family)	$500/$1,000	$4,600/$7,000
Family (Individual/Family)	$500/$1,500	$4,600/$9,000
Annual Pharmacy Maximum	None	None
Pharmacy Benefit	Once the annual deductible has been met, prescriptions are paid at 90% of the Network Charge (as part of the medical benefit)	Once the annual deductible has been met, prescriptions are paid at 60% of R&C (as part of the medical benefit)

Note - Although determination of whether a provider is a Network or Non-Network provider will be made at the time the provider renders the service, the level of benefits shall be those outlined above. For example, if in 2019, Executive seeks services from a provider who is then a Network provider, but who in 2012 is a Non-Network provider, the benefits noted under the “Network” column shall be provided. Conversely, if in 2019, Executive seeks services from a provider who is then a Non-Network provider, but who in 2012 is a Network Provider, the benefits noted under the Non-Network column shall be provided. Provided however, in any event, the Medicare Reimbursement Rate to be used for purposes of determining the level of the Non-Network benefit shall be the Medicare Reimbursement Rate at the date the service is provided.

Exhibit B
Comprehensive Dental Option Overview

The dental option described below is a traditional dental option which provides comprehensive coverage for preventive services, basic restorative services, major restorative services, and orthodontic services.
DABHP Comprehensive Dental Option Benefits

2012 Dental Benefit	Coverage
Annual Maximum Benefit	$2,000 per person
Annual Deductible	$60 Individual/$240 Family
Preventive Services	100% of Plan Payment Obligation; not subject to the deductible
Basic Restorative Services (Such as fillings, extractions, root canals, periodontal procedures)	70% of Plan Payment Obligation after deductible
Major Restorative Services (Such as crowns, bridges, implants, inlays, onlays)	50% of Plan Payment Obligation after deductible
Dental Oral Surgeries Simple extractions and other oral surgery procedures	70% of Plan Payment Obligation after deductible
Dental Oral Surgeries Complex surgical extractions (ADA Codes: 07220, 07230, 07240, 07241, 07951)	50% of Plan Payment Obligation after deductible
Prosthetic Repairs and Adjustments Denture adjustments and repairs, bridge repair	70% of Plan Payment Obligation after deductible
Prosthetics Dentures (full and partial), bridges, dental implants and covered implant-related services	50% of Plan Payment Obligation after deductible
Orthodontia Services	50% of Plan Payment Obligation after deductible
Lifetime Orthodontia Maximum Benefit	$2,000 per person
Lifetime TMJ Maximum Benefit	$500 per person
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